EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption of “Experts” in Amendment No. 1 to Registration Statement on Form S-4 and in the related Prospectus of The Clorox Company for the registration of $1,650,000,000 of senior notes and to the incorporation by reference of our report dated August 5, 2004, except for note 2, as to which the date is February 25, 2005, with respect to the consolidated financial statements and schedule of The Clorox Company and subsidiaries for the years ended June 30, 2004 and 2003, which report appears in the Current Report on Form 8-K of The Clorox Company dated March 3, 2005.

/s/    ERNST & YOUNG LLP

San Francisco, California

April 12, 2005